EXHIBIT 99.1

The #1 Airborne Healthcare Company

Air Methods Provides 2nd Quarter Update and
Date of Quarterly Conference Call
Continued High Weather Cancellations and Higher Operating Costs to Affect Quarterly Results
AIRM to Report Second Quarter Financial Results on Thursday, August 7, 2008

DENVER, CO., July 24, 2008 -- Air Methods Corporation (NasdaqGS: AIRM), the largest air medical transportation company in the world, provided an update on second quarter 2008 results.

Based on preliminary 2008 second quarter results, total community-based patient transports were 11,635.  Patients transported for community bases in operation greater than one year (Same-Base Transports) decreased 651 transports or 7%, while weather cancellations for these same bases increased by 459 transports compared with the prior-year quarter.  For the six-month period ended June 30, 2008, Same-Base Transports decreased by 1,228 or 7%, while weather cancellations increased by 1,095.  These Same-Base Transports and weather cancellations exclude bases acquired from CJ Systems Aviation Group, Inc. (CJ) effective October 1, 2007.  Net revenue per community-based transport was approximately $6,725 for the current-year quarter, compared with $6,412 in the prior-year quarter and $6,622 in the first quarter of 2008.

The Company also announced that fuel costs per community-based patient transport were 58% higher than during the prior-year quarter.  Based on patients transported during the current-year quarter, this increase resulted in approximately $1.8 million in increased fuel costs.  Maintenance expenditures per flight hour increased approximately 21% during the current quarter as compared with the second quarter of 2007, excluding the effect of aircraft acquired in the CJ acquisition.  Total consolidated cost per flight hour was relatively unchanged with first quarter 2008 levels.  While the Company had anticipated higher maintenance costs during the second quarter as compared to the prior-year quarter, actual costs on a volume-adjusted basis exceeded expectations by approximately $0.8 million.  The Company also reported that the combined, uninsured costs of the accidents experienced during the current-year quarter were approximately $0.6 million.

Based on preliminary results, the Company estimates that its fully-diluted earnings will be between $0.38 and $0.41 per share for the quarter ended June 30, 2008.  The Company noted that these preliminary results are subject to final quarter-end closing and review procedures and are therefore subject to change.

Aaron Todd, CEO, stated, “While we are disappointed that weather, further increases in fuel costs and additional overruns in maintenance expenditures have impacted our second quarter results, we know by experience that weather and maintenance costs can shift quickly from quarter-to-quarter.  We are pleased that recent price increases have continued to generate growth in net revenue per transport.  Due to the severity of increases in fuel costs, the Company has implemented another 6% price increase in gross charges for community-based transports effective July 1, 2008.  As a result of over 1,000 patient transports lost to increased weather cancellations and the higher fuel and maintenance costs during the first half of 2008, we believe our ability to achieve growth in fully-diluted earnings per share for the full year is improbable.  However, we remain optimistic that moderating weather and maintenance activities, combined with continued improvement in reimbursement from recent price increases, will restore earnings growth in the near-term.  This expectation is also dependent upon fuel prices remaining at current levels.”

The Company will report financial results for the second quarter of fiscal year 2008 after the close of the market on Thursday, August 7, 2008.  The Company has scheduled a conference call for Thursday, August 7, 2008 at 4:15 p.m. Eastern to discuss the results of the quarter.

Interested parties can access the call by dialing (888) 396-5640 (domestic) or (706) 643-0580 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 55489810, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (http://www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 330 helicopters and fixed wing aircraft.

Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the integration of CJ into our existing operations, the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413.  Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.